Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES JUNE CASH DISTRIBUTION
     DALLAS, Texas, June 20, 2008 – U.S. Trust, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.198043 per unit, payable on July 15, 2008, to unit holders of record on June 30, 2008.
     This month’s distribution decreased due to slightly lower oil and gas production from previous month’s. This would primarily reflect production for the month of April.
     The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 64,206 bbls and 308,544 mcf. The average price for oil was $103.89 per bbl and for gas was $10.81 per mcf. Capital expenditures were approximately $411,553. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
			Oil	Gas
	Oil (bbls)	Gas (mcf)	(per bbl)	(per mcf)
Current Month	64,206	308,544	$103.89	$10.81
Prior Month	67,242	321,813	$99.00	$10.10
     For additional information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at
http://www.pbt-permianbasintrust.com/.
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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free – 877.228.5085